Exhibit 99.1

Nucor Chief Digital Officer and Executive Vice President Joe Stratman to Retire; MaryEmily Slate to be Promoted

CHARLOTTE, N.C., April 18, 2019 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today that Chief Digital Officer and Executive Vice President, R. Joseph Stratman, plans to retire on June 8, 2019 after more than 29 years of service with Nucor.

Mr. Stratman began his career with Nucor in 1989 as Controller of Nucor Building Systems-Indiana. He then served as Controller of Nucor-Yamato Steel Company, General Manager of Nucor Steel-Nebraska and General Manager of Nucor-Yamato. He was promoted to Vice President of Nucor in 1999 and to Executive Vice President of Beam and Plate Products in 2007. Mr. Stratman later served as Executive Vice President of Business Development, Executive Vice President of Raw Materials and most recently as Chief Digital Officer and Executive Vice President.

John Ferriola, Nucor's Chairman, CEO and President, commented, "Joe has made outstanding contributions throughout his career to Nucor's strong record of profitable growth. From his leadership at the divisions, to his service as Executive Vice President of Beam and Plate Products and Raw Materials, to his leadership of our business development and digital initiatives, Joe has been an invaluable member of the Nucor team. I am especially grateful for his vital role in recent years with our digital and logistics projects, which are critical components of our drive to achieve commercial excellence. On behalf of all Nucor teammates, I want to thank Joe for his significant contributions to Nucor over the past three decades. We wish him a long and happy retirement."

Effective May 19, 2019, MaryEmily Slate will be promoted to Executive Vice President and will assume responsibilities for the Tubular Products Group, logistics and certain joint ventures. Ms. Slate began her career with Nucor in 2000 as District Sales Manager at Nucor Steel-Arkansas. She later served as Sales Manager at Nucor Steel Decatur, LLC and then as Cold Mill Manager. In 2010, Ms. Slate was promoted to General Manager of Nucor Steel Auburn, Inc. and was elected Vice President in 2012. She was promoted to Vice President of Nucor Steel-Arkansas in 2015.

"MaryEmily has served Nucor in many key roles, and now she will be a strong addition to our executive management team," said Mr. Ferriola. "Her promotion to Executive Vice President will enable our team to focus on the significant investment we have made in tubular products companies over the past few years. She will work to continue the success that Ladd Hall and his team have achieved."

Ladd Hall will continue to serve as Executive Vice President of Sheet Products, and Ray Napolitan will assume responsibility for Nucor's digital initiatives while continuing his role as Executive Vice President of Engineered Bar Products.

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

CONTACT: Nucor Executive Offices, +1-704-366-7000, or Fax, +1-704-362-4208